UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2016

AVENUE FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, TN		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

  On October 18, 2016 Pinnacle Financial Partners, Inc. (the "Company") entered into a settlement agreement with the plaintiff that had filed a purported class action complaint in the Chancery Court for the State of Tennessee, 20th Judicial District at Nashville, styled Stephen Bushansky, on behalf of himself and all others similarly situated versus Avenue Financial Holdings, Inc. ("Avenue"), Ronald L. Samuels, Kent Cleaver, David G. Anderson, Agenia Clark, James F. Deutsch, Marty Dickens, Patrick G. Emery, Nancy Falls, Joseph C. Galante, David Ingram. Stephen Moore, Ken Robold, Karen Saul and Pinnacle Financial Partners (Case No. 16-489-IV), in connection with the Company's now completed merger with Avenue.  On May 18, 2016, the Bushansky litigation was transferred to the Davidson County, Tennessee Business Court Pilot Project (the "Business Court").

  The parties to the Bushansky litigation have agreed on a Stipulation of Settlement, a Proposed Order on Notice and Scheduling, a Proposed Notice to class members, and a Proposed Final Order and those documents have been submitted to the Business Court for its approval. In connection with the settlement, the parties have agreed on an amount of attorneys' fees and expenses, $300,000, that the plaintiff's counsel will request from the Business Court and to which the defendants will not object. The proposed settlement is conditioned upon, among other things, preliminary approval by the Business Court, as well as final approval of the proposed settlement after notice is given to Avenue's shareholders. The Company believes the claims asserted in the Bushansky action are without merit but has entered into the settlement to avoid the costs, risks and uncertainties inherent in litigation. There can be no assurance that the Business Court will approve the settlement in all respects and if the Business Court does not approve the proposed settlement, the proposed settlement as contemplated by the Stipulation of Settlement and memorandum of understanding the parties entered into in June 2016 could become void.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date: October 24, 2016